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                                      FORM 8-A

                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934




                               REPUBLIC BANCORP, INC.
                ----------------------------------------------------
               (Exact name of registrant as specified in its charter)


              KENTUCKY                                 61-0862051
 --------------------------------------    ----------------------------------
(State of incorporation or organization)  (I.R.S. Employer Identification No.)


601 WEST MARKET STREET, LOUISVILLE, KENTUCKY                40202
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  (Address of principal executive offices)                (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
           to be registered                  each class is to be registered

                 NONE                                     NONE
          -------------------                -------------------------------


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

     Securities Act registration statement file number to which this form
relates:    333-56583
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     Securities to be registered pursuant to Section 12(g) of the Act:

                          CLASS A COMMON STOCK
                          --------------------
                          Title of each class
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     This Registration Statement relates to the Class A Common Stock ("Class
A Common Stock"), no par value, of Republic Bancorp, Inc., a Kentucky corporation (the "Registrant"). The Registrant has filed a registration statement on Form S-1 (Registration No. 333-56583)(as amended, the "Form S-1") under which the offering of shares of Class A Common Stock is being registered under the Securities Act of 1933. At the time the Form S-1 is declared effective, the Class A Common Stock will be deemed registered under
Section 12(g) of the Securities Exchange Act of 1934 (the "Act") pursuant to General Instruction A.(d)(2) of this Form 8-A.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     TITLE AND AUTHORIZED SHARES: The title of the class of capital stock to be registered is Class A Common Stock. The Registrant is authorized to issue 30,000,000 shares of Class A Common Stock, no par value per share.

      In addition to the Class A Common Stock, the Registrant is also authorized to issue 5,000,000 shares of Class B Common Stock having no par value ("Class B Common Stock"), and 100,000 shares of Preferred Stock having no par value (the "Preferred Stock").

      VOTING RIGHTS.   The holders of outstanding shares of Class A Common
Stock are entitled to one (1) vote for each share of Class A Common Stock on all matters presented to a vote of the shareholders of the Registrant. The Class A Common Stock votes together with the Class B Common Stock (which carries the right to ten (10) votes per share) as a single voting group on all matters except with respect to those matters for which separate voting is required under Kentucky law.

     In the election of directors, cumulative voting rules apply. Under cumulative voting, each shareholder is entitled to vote the number of votes of the shares owned by him on the record date multiplied by the number of
directors to be elected.   Each shareholder may cast all of his or her votes
for a single nominee or may distribute his votes in any manner among as many candidates as the shareholder sees fit.

     The Registrant's Articles of Incorporation limit the right of shareholders holding shares representing less than a majority of the voting power of the then outstanding voting stock of the Registrant to call a
special meeting of the shareholders.   Under the Articles of Incorporation,
special meetings of shareholders may only be called by the board of directors or shareholders owning shares representing more than 50% of the votes entitled to be cast by the holders of all voting stock of the Registrant then
outstanding.   The affirmative vote of the holders of more than 50% of the voting power of the then outstanding voting stock is required to amend this provision of the Articles of Incorporation.

     DIVIDENDS.   Subject to any preferential rights of any shares of
Preferred Stock then outstanding, and applicable requirements of law, the Class A Common Stock is entitled to dividends from funds legally available therefor if, as and when declared by the board of directors of the Registrant.

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     If any dividend is paid with respect to the Class B Common Stock, a dividend of like kind must be declared and paid contemporaneously with respect to the Class A Common Stock. If a cash dividend is paid on the Class B Common Stock, a cash dividend must be paid on the Class A Common Stock in an amount per share equal to 110% of the dividend paid per share on the Class B Common Stock (rounded to the nearest $.0001). If a stock dividend, payable in shares of Class B Common Stock, is paid on the Class B Common Stock, a stock dividend, payable in shares of Class A Common Stock, must be paid on the Class A Common Stock at the same per share rate. If a dividend is paid on the Class B Common Stock other than in cash or shares of Class B Common Stock, an equal dividend, on a per share basis, must be paid on the Class A Common Stock.

     The instruments under which the securities of the Registrant's subsidiary, Republic Capital Trust, are outstanding prohibit the payment of dividends on the Common Stock if the Company elects to defer payments on the trust subsidiary's securities, as permitted by those instruments.

     CONVERSION OR REDEMPTION.   The Class A Common Stock is not convertible
into any other class of the Registrant's capital stock. The Class A Common Stock is not subject to redemption or to any sinking fund.

     PREEMPTIVE RIGHTS. Holders of the Class A Common Stock are not entitled to preemptive rights with respect to any shares which may be issued.

     DISSOLUTION.   If the Registrant is dissolved, the holders of the Class
A Common Stock, together with the holders of the Class B Common Stock, will be entitled to receive, pro rata based on the number of shares held, the remaining assets of the Registrant after the satisfaction of the Registrant's liabilities and any preferential liquidation rights of any then outstanding shares of Preferred Stock of the Registrant.

     ASSESSABILITY.   Shares of Class A Common Stock issued against receipt
of the consideration authorized by the board of directors consisting of property paid or services rendered are not subject to liability for further calls or to assessment by the Registrant or for liabilities of the Registrant imposed on its shareholders under Kentucky statutes.

     ANTI-DILUTION PROVISION.   The Registrant's Articles of Incorporation
require that, if there is a change in the number of issued and outstanding shares of Class A Common Stock as a result of share split, reverse share split, share dividend or similar recapitalization (a "Capital Change"), then a Capital Change of like kind must be made in the issued and outstanding shares of Class B Common Stock. Likewise, if there is a Capital Change in the issued and outstanding shares of Class B Common Stock, a Capital Change of like kind must occur in the issued and outstanding shares of Class A Common Stock.

     OTHER ASPECTS.   The Articles of Incorporation of the Registrant do not
contain any restriction on the alienability of the Class A Common Stock or any provision discriminating against any

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existing or prospective holder of shares of Class A Common Stock as a result of such shareholder owning a substantial amount of securities.

     The Preferred Stock is preferred as to the payment of dividends over the Class A Common Stock and shall be preferred over the Class A Common Stock upon liquidation, dissolution or winding up of the affairs of the Registrant.
 The Registrant's Articles of Incorporation authorize the board of directors of the Registrant to establish series of Preferred Stock and to fix the relative rights and preferences of shares of the series established. The authority vested in the board of directors by the Articles of Incorporation includes the authority, within the limitations imposed by law and the Articles of Incorporation, to fix and determine as to each series of Preferred Stock:

     [1] The voting rights and powers, if any, of the holders of shares of such series;

     [2]  The number of shares and designation of such series;

     [3] The annual dividend rate and whether cumulative, noncumulative, or partially cumulative;

     [4] The prices at which, and the terms and conditions on which, shares of such series may be redeemed;

     [5] The amounts payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Registrant;

     [6] Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of any other series;

     [7] The terms, if any, upon which shares of such series may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes, including the price or prices and the rate of conversion or exchange, any adjustments thereof, and all other terms and conditions;

     [8] The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and

     [9] Such other provisions as may be fixed by the board of directors of the Registrant pursuant to Kentucky law.

      To the extent the board of directors of the Registrant exercises this authority granted it in the Articles of Incorporation, the fixing of the relative rights, preferences and limitations of shares of Preferred Stock, vis-a-vis the Class A Common Stock, could have the effect of modifying the rights of holders of Class A Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by

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shareholders and may adversely affect the voting and other rights of the holders of Class A Common Stock.

     The Preferred Stock and, because of its voting rights, the Class B Common Stock could be deemed to have an anti-takeover effect. If a hostile takeover situation should arise, shares of Class B Common Stock and/or Preferred Stock could be issued to purchasers sympathetic with the Registrant's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Registrant's securities or the removal of incumbent management.

     The effects of the issuance of a series of the Preferred Stock on the holders of Class A Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Class A Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Class A Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Class A Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Class A Common Stock if the series of Preferred Stock is convertible, and is converted, into Class A Common Stock; and (v) restrictions on the rights of holders of Class A Common Stock to share in the Registrant's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock. Holders of Class A Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock that may be issued.

     ELIMINATION OF CERTAIN LIABILITIES AND INDEMNIFICATION RIGHTS.   The
Articles of Incorporation of the Registrant limit the liability of directors to the Registrant and its shareholders to the maximum extent permitted by
applicable law.   Under Section 271B.2-020 of the Kentucky Business
Corporation Act, the personal liability of a director may not be eliminated or limited for the following actions: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known by the director to violate law; (iii) actions involving an unlawful distribution in violation of KRS 271B.8-330; and (iv) for any transaction from which the
director derived an improper personal benefit.   If the Kentucky General
Assembly expands the types of director liabilities that can be eliminated or limited, the personal liability of directors of the Registrant under the Articles of Incorporation will likewise be eliminated or limited without any further action by shareholders.

     Under Kentucky law, a corporation has broad powers of indemnification. A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the
proceeding.   The Bylaws of the Registrant also require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened

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to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

     CONFLICT OF INTEREST TRANSACTIONS.   The Articles of Incorporation
provide that the Registrant may enter into conflict of interest transactions
with officers, directors and/or shareholders.   According to the Articles of
Incorporation, a conflict of interest transaction that is approved by shareholders holding a majority of the voting power is valid and binding as though ratified by every shareholder of the Registrant.

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ITEM 2.   EXHIBITS.
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          The following exhibits are filed as a part of this registration statement:

    1. Articles of Incorporation of Republic Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(i) to the Registration Statement on Form S-1 of Republic Bancorp, Inc. (Registration
          No. 333-56583), filed with the Securities and Exchange Commission on July 7, 1998, pursuant to the Securities Act of 1933)
    2. Bylaws of Republic Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(ii) to the Registration Statement on
          Form S-1 of Republic Bancorp, Inc. (Registration No. 333-56583), filed with the Securities and Exchange Commission on July 20, 1998, pursuant to the Securities Act of 1933)
    3. Declaration of Trust for Republic Capital Trust, dated as of February 5, 1997
    4.    Indenture, dated as of February 5, 1997, between Republic
          Bancorp, Inc. and Steven E. Trager, as Trustee, relating to the securities issued by Republic Capital Trust
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                                      SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 20, 1998           REPUBLIC BANCORP, INC.



                              By  /s/  Steven E. Trager
                                ----------------------------------------------
                                       Steven E.  Trager,
                                       President and Chief Executive Officer





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                                    Exhibit Index

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Exhibit No.                              Description
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1               Articles of Incorporation of Republic Bancorp, Inc., as
                amended (incorporated by reference to Exhibit 3(i) to the Registration Statement on Form S-1 of Republic Bancorp, Inc. (Registration No. 333-56583), filed with the Securities and Exchange Commission on July 7, 1998 pursuant to the Securities Act of 1933)


2 Bylaws of Republic Bancorp, Inc., as amended (incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form S-1 of Republic Bancorp, Inc. (Registration No. 333-56583), filed with the Securities and Exchange Commission on July 20, 1998, pursuant to the Securities Act of 1933)


3 Declaration of Trust for Republic Capital Trust, dated as of February 5, 1997


4 Indenture, dated as of February 5, 1997, between Republic Bancorp, Inc. and Steven E. Trager, as Trustee, relating to the securities issued by Republic Capital Trust
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